CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of June 30, 2006)

ASSETS			2006	2005	LIABILITIES			2006	2005
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		5,860,347	6,421,661		Banks and financial institutions - short-term		0	9,618,994
	Time deposits		7,971,591	5,095,035		Banks and financial institutions - current maturities		1,905,431	34,840,439
	Marketable securities		16,380,773	26,918,702		Promisory Notes		11,706,912	35,321,520
	Trade receivables		149,188,941	176,966,521		Debentures		29,857,249	100,384,974
	Notes receivable		4,509,435	4,286,069		Current maturities of other long-term liabilities		15,715	26,292
	Sundry debtors		14,869,067	26,784,335		Dividends payable		1,586,965	1,838,801
	Due from related companies		19,447,743	17,409,380		Accounts payable		98,196,103	72,782,925
	Inventories		3,944,998	3,494,286		Other creditors		8,065,369	25,937,691
	Refundable taxes		9,088,396	6,367,642		Due to related companies		28,534,715	31,487,620
	Prepaid expenses		2,428,234	2,863,815		Provisions		7,172,105	6,452,930
	Deferred taxes		11,913,980	16,803,049		Withholdings		12,414,556	10,498,740
	Other current assets		22,926,671	20,437,377		Income tax		1,553,707	0
						Unearned income		8,258,192	8,107,719
						Other current liabilities		5,060,055	9,425,125

		Total current assets	268,530,176	313,847,872			Total current liabilities	214,327,074	346,723,770

FIXED ASSETS					LONG-TERM LIABILITIES
	Land		27,533,414	27,587,968
	Construction and infrastructure works		200,075,077	198,917,711		Banks and financial institutions		334,248,227	346,682,148
	Machinery and equipment		3,298,727,243	3,262,620,379		Debentures		66,122,966	42,738,389
	Other fixed assets		280,244,272	258,571,612		Sundry creditors		17,675,534	332,211
	Technical revaluation		9,372,019	9,863,818		Provisions		34,551,946	35,645,698
	Less: accumulated depreciation		2,559,861,382	2,389,989,319		Deferred Taxes		54,939,254	60,045,848
		Fixed assets-net	1,256,090,643	1,367,572,169		Other long-term liabilities		3,901,716	4,820,699

							Total long term liabilities	511,439,643	490,264,993
					MINORITY INTEREST			567,128	1,607,057

OTHER ASSETS					EQUITY
	Investments in related companies		8,526,818	8,840,521		Paid-in capital		872,492,215	913,596,382
	Investments in other companies		4,138	4,138		Reserve		9,677,815	9,135,963
	Goodwill		17,167,006	19,461,363		Other reserves		-1,564,937	-1,176,325
	Long-term debtors		12,468,907	18,288,870		Retained earnings:		7,041,369	22,155,177
	Intangibles		49,408,764	48,413,707			(Losses) Income for the period	7,041,369	22,155,177
	Amortization (less)		14,340,918	9,322,625			Interim dividend (less)	0	0
	Other long-term assets		16,124,773	15,201,002

		Total other assets	89,359,488	100,886,976			Total equity	887,646,462	943,711,197

TOTAL ASSETS			1,613,980,307	1,782,307,017	TOTAL LIABILITIES AND EQUITY			1,613,980,307	1,782,307,017

Última actualización 25/07/06
Por Telefónica CTC Chile